Exhibit 99.1

TEG Oil & Gas U.S.A., Inc.

TEG Oil & Gas U.S.A., Inc.
Financial Statements
December 31, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
TEG Oil and Gas U.S.A., Inc.
Redondo Beach, CA

We have audited the accompanying balance sheet of TEG Oil and Gas U.S.A., Inc. (the “Company”), as of December 31, 2014, and the related  statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We have conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the  financial position of TEG Oil and Gas U.S.A., Inc. as of December 31, 2014, and the  results of its operations and its cash flows for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the accompanying financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit as of December 31, 2014, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Larkspur, CA
June 18, 2015

101 Larkspur Landing Circle, Suite 321, Larkspur, CA 94939

New York, NY   Washington DC San Francisco, CA   Mumbai, IND Athens, GRE Beijing, CHN
Member of ANTEA International with member offices worldwide

Independent Auditor’s Report

Board of Directors and Stockholders’ of
Hawker Energy, Inc.

Report on the Financial Statements
We have audited the accompanying financial statements of TEG Oil & Gas U.S.A., Inc., which comprise the balance sheet as of December 31, 2013, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TEG Oil & Gas U.S.A., Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ L.L. Bradford & Company, LLC
Las Vegas, Nevada
June 16, 2015

702-735-5030  ●  8880 West Sunset Road, Third Floor, Las Vegas NV 89148  ●  www.llbradford.com

TEG Oil & Gas U.S.A., Inc.

Balance Sheets
December 31, 2014 and 2013

(in thousands, except share amounts)	2014	2013

Current assets
Cash and cash equivalents	$3	$24
Accounts receivable	-	308
Prepaid expenses	6	26
Total current assets	9	358

Fixed assets
Machinery and equipment, net of accumulated depreciation of $245 and $223 respectively	140	162

Other non-current assets
Proved oil and gas properties using full-cost accounting, net of accumulated depletion of $3,481 and $3,259 respectively	13,059	13,234
Total non-current assets	13,199	13,396

Total assets	$13,208	$13,754

Current liabilities
Accounts payable and accrued expenses	$783	$497
Debt	5,491	4,654
Total current liabilities	6,274	5,151

Long-term liabilities
Amounts due to parent	9,190	9,793
Employee benefit obligation	969	802
Asset retirement obligation	1,741	1,706
Total long-term liabilities	11,900	12,301

Total liabilities	18,174	17,452

Stockholders’ (deficit)
Common stock 1 share authorized at no par and 1 shares issued and outstanding as of December 31, 2014 and 2013 respectively	1	1
Accumulated deficit	(4,967)	(3,699)

Total stockholders’ deficit	(4,966)	(3,698)

Total liabilities and stockholders' deficit	$13,208	$13,754

The accompanying notes are an integral part of these financial statements

TEG Oil & Gas U.S.A., Inc.

Statements of Operations
for the years ended December 31, 2014 and 2013

	2014	2013
(in thousands)

Oil revenues	$2,348	$4,511

Operating expenses:
Direct operating costs	1,691	2,890
Depletion, depreciation and amortization	279	363
Professional fees	10	43
General and administrative expense	978	1,296

Total expenses	2,958	4,592

Net operating (loss)	(610)	(81)

Other expense:
Interest expense	(658)	(181)

Total other expense	(658)	(181)

Net (loss)	$(1,268)	$(262)

The accompanying notes are an integral part of these financial statements

TEG Oil & Gas U.S.A., Inc.

Statements of Changes in Stockholders’ (Deficit)
for the years ended December 31, 2014 and 2013

	Common Stock		Accumulated	Total Stock- holders’
(in thousands, except share amounts)	Shares	Amount	Deficit	Deficit

Balance at December 31, 2012	1	$1	$(3,436)	$(3,435)
Net loss			(262)	(262)

Balance at December 31, 2013	1	1	(3,699)	(3,698)
Net loss			(1,268)	(1,268)

Balance at December 31, 2014	1	$1	$(4,967)	$(4,966)

The accompanying notes are an integral part of these financial statements

TEG Oil & Gas U.S.A., Inc.

Statements of cash flows
for the years ended December 31, 2014 and 2013

(in thousands)	2014	2013

Cash flows from operating activities
Net loss	$(1,268)	$(262)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	244	326
Accretion of asset retirement obligation	35	37
Changes in operating assets and liabilities:
Accounts receivable	308	265
Prepaid expenses	20	55
Accounts payable and accrued expenses	286	281
Employee benefit obligation	167	92
Interest payable	18	5

Net cash (used in) provided by operating activities	(190)	799

Cash flows from investing activities
Purchase of fixed and other assets	(47)	(141)

Net cash (used in) investing activities	(47)	(141)

Cash flows from financing activities
Interest and fees capitalized on bank loan	245	-
Repayment of bank loan	(913)	(796)
Loan proceeds from Hawker and subsidiary	1,487	-
Repayment of parent company advances	(603)	-

Net cash provided by (used in) financing activities	216	(796)

Net decrease in cash	(21)	(138)

Cash, beginning	24	162

Cash, ending	$3	$24

Supplemental disclosures:
Interest paid	$306	$176
Income taxes paid	$-	$-
Capitalized asset retirement costs	$-	$50

The accompanying notes are an integral part of these financial statements

TEG Oil & Gas U.S.A., Inc.

Notes
(in thousands, except share amounts or as otherwise indicated)

Note 1 - Summary of Accounting Policies

Nature of Business

As of December 31, 2014 and 2013, we are a wholly-owned subsidiary of Sefton Resources, Inc. a British Virgin Islands corporation (“Sefton”). Effective February 1, 2015, we were acquired by Hawker Energy, Inc., a Nevada corporation. We currently operate as an independent energy company engaged in the business of producing and selling crude oil. The crude oil is obtained primarily by the acquisition and subsequent exploration and development of mineral leases.  Development and exploration may include drilling new exploratory or development wells on these leases. These operations are conducted primarily in the Tapia and Eureka Oilfields which consist of four oil and gas producing leases encompassing the Tapia Canyon field (“Tapia”) and one development lease west of the Tapia Canyon field (“Eureka”), and the accompanying production equipment, all located in California.  Tapia covers an area of approximately 262 acres located about 40 miles north of the Los Angeles, California metropolitan area. Eureka covers an area of approximately 1,510 acres located about 25 miles west of Tapia in Ventura County, California.  Virtually all present production comes from Tapia.

Basis of Presentation

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Our operations are considered to fall within a single industry segment, which are the acquisition, development, exploitation and production of crude oil properties in the United States.

 Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates included in the consolidated financial statements are: (1) oil and gas revenues and reserves; (2) depreciation, depletion and amortization; (3) valuation allowances associated with income taxes; (4) accrued assets and liabilities; (5) stock-based compensation; (6) asset retirement obligations; and (7) valuation of derivative instruments.  Although management believes these estimates are reasonable, changes in facts and circumstances or discovery of new information may result in revised estimates.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investment instruments purchased with original maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows and other statements. We maintain cash on deposit, which, at times, exceeds federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk on cash and equivalents.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear any interest.  We regularly review receivables to insure that the amounts will be collected and establish or adjust an allowance for uncollectible amounts as necessary using the specific identification method.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts was $nil and $nil at December 31, 2014 and 2013, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the applicable tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date when the change in the tax rate was enacted.

We routinely assess the reliability of our deferred tax assets.  If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset is reduced by a valuation allowance.  In addition we routinely assess uncertain tax positions, and accrue for tax positions that are not more-likely-than-not to be sustained upon examination by taxing authorities.

Uncertain Tax Positions

We follow guidance in Topic 740 of the Codification for its accounting for uncertain tax positions. Topic 740 prescribes guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. To recognize a tax position, we determine whether it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based solely on the technical merits of the position. A tax position that meets the more-likely-than-not threshold is measured to determine the amount of benefit to be recognized in the financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

We have no liability for unrecognized tax benefits recorded as of December 31, 2014 and 2013. Accordingly, there is no amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate and there is no amount of interest or penalties currently recognized in the statement of operations or statement of financial position as of December 31, 2014. In addition, we do not believe that there are any positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months. We recognize related interest and penalties as a component of income tax expense.

Tax years open for audit by federal tax authorities as of December 31, 2014 are the years ended December 31, 2011, 2012, 2013 and 2014. Tax years ending prior to 2011 are open for audit to the extent that net operating losses generated in those years are being carried forward or utilized in an open year.

Fair Value Measurements

Accounting guidance establishes a single authoritative definition of fair value based upon the assumptions market participants would use when pricing an asset or liability and creates a fair value hierarchy that prioritizes the information used to develop those assumptions.  Additional disclosures are required, including disclosures of fair value measurements by level within the fair value hierarchy.  We incorporate a credit risk assumption into the measurement of certain assets and liabilities. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

Revenue Recognition

Oil and gas revenues are recognized net of royalties when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collection of the revenue is probable. Cash received relating to future revenues is deferred and recognized when all revenue recognition criteria are met.

Comprehensive Loss

Comprehensive income or loss is defined as the change in equity during a reporting period resulting from transactions and other events and circumstances from non-owner sources, and is comprised of net income (loss) and other comprehensive income.  The Company has no elements of Comprehensive income or loss during the years ended December 31, 2014 and 2013.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is on a straight-line method using the estimated lives of the assets (3-15 years).  Expenditures for maintenance and repairs are charged to expense.

Debt Issue Costs

Debt issuance costs incurred are capitalized and subsequently amortized over the term of the related debt on the effective interest rate method of amortization over the estimated life of the debt.

Oil & Gas Properties

We follow the full cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include costs related to production, general corporate overhead or similar activities.

Proved properties are amortized using the units of production method (UOP). Currently we only have operations in the United States of America. The UOP calculation multiplies the percentage of estimated proved reserves produced each quarter by the cost of these reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (DD&A), estimated future development costs (future costs to access and develop proved reserves) and asset retirement costs, less related salvage value.

The cost of unproved properties are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed into service. Geological and geophysical costs not associated with specific properties are recorded as proved property immediately. Unproved properties are reviewed for impairment quarterly.

Under the full-cost-method of accounting, the net book value of oil and gas properties, less deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is (a) the present value of future net revenues computed by applying current prices of oil & gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil & gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of 10 percent and assuming continuation of existing economic conditions plus (b) the cost of properties not being amortized plus (c) the lower of cost or estimated fair value of unproven properties included in the costs being amortized less (d) income tax effects related to differences between book and tax basis of properties. Future cash outflows associated with settling accrued retirement obligations are excluded from the calculation. Estimated future cash flows are calculated using end-of-period costs and an un-weighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months held flat for the life of the production, except where prices are defined by contractual arrangements.

Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the statement of operations. The ceiling calculation is performed annually. During the years ended December 31, 2014 and 2013 there were no impairments resulting from the annual ceiling tests.

Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless a significant portion (greater than 25%) of our reserve quantities are sold, in which case a gain or loss is recognized in income.

Long-Lived Assets

Long-lived assets include equipment and intangible assets other than those with indefinite lives.  Indicators of impairment include significant underperformance relative to historical or projected future operating results, significant changes in our use of the assets or in our business strategy, loss of or changes in customer relationships and significant negative industry or economic trends. Impairment of long-lived assets is recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value.  The carrying value of the assets is then reduced to their estimated fair value that is usually measured based on an estimate of future discounted cash flows.

Asset Retirement Obligations

The asset retirement obligation relates to the plug and abandonment costs when our wells are no longer useful. We record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. We determine the value of the liability by obtaining quotes for this service and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for us. If costs rise more than what we have expected there could be additional charges in the future, however, we monitor the costs of the abandoned wells and we will adjust this liability if necessary. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Major Purchasers

For the years ended December 31, 2014, and 2013 we sold our produced crude oil to Plains Marketing, L.P., on a month-to-month basis.

Reclassifications

Certain reclassifications have been made to prior periods to conform to current presentations.

Recent Accounting Pronouncements

We continually assess any new accounting pronouncements to determine their applicability to its operations and financial reporting. Where it is determined that a new accounting pronouncement affects our financial reporting, we undertake a study to determine the consequence of the change to our financial statements and assure that there are proper controls in place to ascertain that our financial statements properly reflect the change.

ASU 2014-15
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40). ASU 2014-15 provides guidance related to management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosure. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and for interim and annual periods thereafter. Early application is permitted. The adoption of ASU 2014-15 did not have a material effect on our financial position, results of operations or cash flows. As a result of adopting ASU 2014-15, we have provided additional disclosure in our footnote 2 related to liquidity.

ASU 2014-09
The FASB has issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. We have not yet determined the effect of the adoption of this standard and it is not expected to have a material impact on our financial position and results of operations.

ASU 2013-11
In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 amends the guidance related to the presentation of unrecognized tax benefits and allows for the reduction of a deferred tax asset for a net operating loss (“NOL”) carryforward whenever the NOL or tax credit carryforward would be available to reduce the additional taxable income or tax due if the tax position is disallowed. ASU 2013-11 is effective for annual and interim periods for fiscal years beginning after December 15, 2013. The adoption of ASU 2013-11 in January 2014 did not have any effect on our financial position, results of operations or cash flows.

We have evaluated other recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on our financial position or our financial statements.

Note 2 – Going Concern

Our financial statements are prepared based on a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of December 31, 2014, we had  total current assets of $9, but a working capital deficit in the amount of $6,265. We incurred a net loss of $1,268 for the year ended December 31, 2014 and have an accumulated net loss of $4,967 since inception.   Thus, we have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. Our ability to continue as a going concern is dependent on us obtaining adequate capital to fund operating losses until it becomes profitable. Historically, we have obtained working capital from our parent company and issuance of debt.  If we are unable to obtain adequate capital, we could be forced to suspend operations.

In order to continue as a going concern, we will need, among other things, additional capital resources. Management's plan is to obtain such resources for us by obtaining capital from significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing, or a sale of the Company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

Sefton’s management’s plan in this regard is to conclude our sale to Hawker Energy, Inc., (“Hawker”) (which closed February 3, 2015). Future success will be dependent on Hawkers’ ability to obtain the necessary capital sufficient to finance continuing Company operations for the next twelve months.

Our ability to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Note 4 – Property and Equipment

As of December 31, 2014 and 2013 our oil and gas pumping and support equipment consisted of the following:

	December 31, 2014	December 31, 2013

Oil and gas pumping and support equipment	$385	$385
Accumulated depreciation	(245)	(223)
Net	$140	$162

Depreciation expense was $22 and $28 for the years ended December 31, 2014 and 2013, respectively.

Note 5 – Oil and Gas Properties

We hold oil and gas leases in California. Oil and gas properties are stated at cost. We recognized depletion expense totalling $222 and $298 during the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013 oil and gas properties consisted of the following:

	December 31, 2014	December 31, 2013

Proved producing properties	$16,540	$16,493
Accumulated depletion	(3,481)	(3,259)
Net oil and gas properties	$13,059	$13,234

Costs being amortized at December 31, 2014 and 2013 are as follows:

	December 31, 2014	December 31, 2013
Proved leasehold costs:
Costs of wells and equipment	$15,034	$14,987
Capitalized asset retirement costs	1,506	1,506
Total oil and gas properties	16,540	16,493
Accumulated depreciation and depletion	(3,481)	(3,259)
Net capitalized costs	$13,059	$13,234

Note 6 - Asset Retirement Obligation

Our asset retirement obligations relate to the abandonment of oil and gas wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations:

Asset retirement obligations, December 31, 2012	$1,619
Liabilities incurred during the period	-
Liabilities settled during the period	-
Revision to estimate	50
Accretion	37

Asset retirement obligations, December 31, 2013	1,706
Liabilities incurred during the period	-
Liabilities settled during the period	-
Revision to estimate	-
Accretion	35

Asset retirement obligations, December 31, 2014	$1,741

There were no properties acquired or disposed in 2014 and 2013, therefore no changes in asset retirement obligations resulting from such activities.

Note 7 - Debt

Senior Secured Credit Facility

On October 21, 2008, we entered into an Amended and Restated Credit Agreement with Bank of the West (“BOTW”), which has since been amended a number of times.  The credit facility bears interest at a rate equal to the prime lending rate, plus 0.50% or LIBOR plus 2.25%, at our option. The Credit Agreement contains various covenants that include restrictions on additional debt, sale of collateralized assets, as the notes are secured by a mortgage on the Tapia and Eureka oil properties, and maintenance of current, interest coverage, debt-to-net-worth and debt service ratios. The credit facility is secured by all the assets of the Tapia and Eureka oil properties, and has been guaranteed by Sefton and TEG MidContinent, Inc. (“TEGMC”)(TEG, Sefton and TEGMC are collectively referred to as the “Borrowers”.  The outstanding amount is subject to a borrowing base limitation.  In 2011, the maturity date of the loan was extended to June 1, 2013, and a May 13, 2013 amended further extended the maturity date to January 1, 2014.

Beginning January 1, 2014, the Borrowers have been in default under the terms of the Credit Agreement, at which time the default rate of interest of prime rate plus 5.0% began. Beginning with a Forbearance Agreement dated April 30, 2014, BOTW agreed to forbear in exercising certain rights available to it under the Credit Agreement, in each case, subject to various terms and conditions. This forbearance agreement was subsequently amended on several occasions, extending the loan repayment date to December 29, 2014.

See also Note 14, Subsequent Events, including further amendments to the Forbearance Agreements.  The loan repayment date is now December 31, 2015.

As of December 31, 2014 and 2013, our outstanding principal balance totaled $3,982 and $4,654, respectively.

Secured Subordinated Loan Payable, Short Term

Under the terms of a 2014 loan agreement, we agreed to pay Hawker’s subsidiary Tapia Holdings, LLC the principal sum of $1,500, or such lesser amount as may be outstanding from time to time, with interest on the unpaid principal amount at the rate of 3.0% per annum.  Tapia Holdings advanced to us $1,509 through December 31, 2014 pursuant to this agreement. The loan was assigned to Tapia Holdings’ parent, Hawker, in January 2015, and the maximum principal amount was increased to $2,100.  The loan now matures on December 31, 2015, at which time all outstanding principal and accrued interest is due and payable in full.  The note is secured by all of our assets and was originally guaranteed on a limited recourse basis by Sefton. The note and security interest are subordinate to senior creditor BOTW, pursuant to an Amended and Restated Subordination and Inter-creditor Agreement (“Inter-creditor Agreement”) dated January 1, 2015, as amended, by and among us, Tapia Holdings, LLC, Hawker, Sefton, our affiliate TEG MidContinent, Inc., and BOTW.  See also Note 14, Subsequent Events.

Note 8 – Long-term related party liability

As of the years ended December 31, 2014 and 2013 we had advanced a total of $2,160 and $1,873, respectively to our related entities, TEG MidContinent, Inc. and TEG Transmission LLC. We also received advances totalling $11,350 and $11,666, respectively from our parent company, Sefton.  The net balance due to related parties at December 31, 2014 and 2013 totalled $9,190 and $9,793.

Subsequent to the balance sheet date, and in connection with our acquisition by Hawker Energy, Inc., the net amount of inter-company balances due to Sefton and its related entities has been contributed to equity.

Note 9 – Employee Retirement Obligation

In March 2013, we entered into employment contracts that include a deferred compensation component with key executives. The employment contract provides for certain retirement benefits, contingent on certain conditions. We accrue the present value of the estimated future benefit payments over the period from the date of the agreement to the retirement date. The assumed discount rate used to measure the postemployment benefit liability was 4.98% at December 31, 2014, and 5.75% at December 31, 2013.

We recognized expense of $167 in 2014 and $92 in 2013 related to these employment contracts.

The following outlines the retirement obligation in relation to these employees:

Retirement obligations, January 1, 2013	$710
Liabilities incurred during the period	92

Retirement obligations, December 31, 2013	802
Liabilities incurred during the period	167

Retirement obligations, December 31, 2014	$969

Our retirement obligation is based on the individual’s ending monthly salary or fee arrangement at the date of retirement times a multiple for years of service.  This multiple ranges from one month of base salary or fee for two years of service or less, to two and a half times monthly salary or fee for ten or more years of service.  Two employees are covered by this arrangement at December 31, 2014, with their retirement dates under the agreement being 2020 and 2022.

Note 10 - Related party transactions

Since we are a wholly-owned subsidiary of Sefton, the financial statements include certain allocations from Sefton for certain general and administrative expenses.  Our management believes that the method used to allocate the costs and expenses is reasonable; however, such allocated amounts may or may not necessarily be indicative of what actual expenses would have been incurred had we operated independently of Sefton. Additionally, in the normal course of business we utilize the services of stockholders of Sefton, who perform work for us at normal business rates.

The following table summarizes the expenses allocated to us by Sefton for the years ended December 31, 2014, and 2013:

	Year Ended December 31
	2014	2013
General and Administrative	$516	$901

Note 11 - Commitments and Contingencies

Rent expense for the years ended December 31, 2014 and 2013 was approximately $19 and $19, respectively. Future non-cancellable minimum lease payments are approximately $1,657 for 2015.

We, as a lessee and operator of oil and gas properties, are subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject to the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area.  As of December 31, 2014, we have no reserve for environmental remediation and are not aware of any environmental claims.

Note 12 - Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

A reconciliation of the provision (benefit) for income taxes computed at the statutory rate is as follows:

	December 31, 2014	December 31, 2013

Federal statutory rate	34.00%	34.00%
State statutory rate, net of federal effects	5.97%	5.97%
Other adjustments	0.31%	0.81%
Valuation allowance	(40.28)%	(40.78)%
	-	-

The significant components of deferred tax assets and liabilities are as follows:

	December 31, 2014	December 31, 2013
Non-current deferred tax asset (liability):
Oil and gas costs and long-lived assets	$(4,390)	$(4,380)
Net operating loss carry-forward	6,737	6,282
Other deferred assets and liabilities, net	1,080	999
Valuation allowance	(3,427)	(2,901)
Net deferred tax asset (liability)	$-	$-

The net change in the valuation allowance for the year ended December 31, 2014 was a $526 increase.

We have a net operating loss carryover of $16,905 available to offset future income for income tax reporting purposes, which will expire in various years through 2033, if not previously utilized. However, our ability to use the carryover net operating loss may be substantially limited or eliminated pursuant to Internal Revenue Code Section 382.

We adopted the guidance the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”. We had no material unrecognized income tax assets or liabilities for the years ended December 31, 2014 and 2013.

Our policy regarding income tax interest and penalties is to expense those items as general and administrative expense but to identify them for tax purposes. During the years ended December 31, 2014 and 2013, there was no income tax or related interest and penalty items in the income statement, or liabilities on the balance sheet. We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. We are no longer subject to U.S. federal income tax examinations by tax authorities for periods prior to years prior to January 31, 2010 or state income tax examination by tax authorities for periods prior to years prior to January 1, 2009. We are not currently involved in any income tax examinations.

Subsequent to the balance sheet date, the Company incurred a change of control as defined by the Internal Revenue Code. Accordingly, the rules will limit the utilization of the Company’s net operating losses. The limitation is determined by multiplying the value of the stock immediately before the ownership change by the applicable long-term exempt rate. Any unused annual limitation may be carried over to later years. The amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change.

 Note 13 - Fair Value Measurements

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. We classify fair value balances based on the observability of those inputs. As required by ASC 820, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

We had no financial assets and liabilities that were accounted for at fair value as of December 31, 2014 and 2013. Thus, there were no transfers between fair value hierarchy levels for the years ended December 31, 2014 and 2013.

The carrying amounts reported in the balance sheets for cash, accounts receivable, loans payable, and accounts payable and accrued expenses, approximate their fair market value based on the short-term maturity of these instruments. We have no assets and liabilities that are measured and recognized at fair value on a recurring basis as of December 31, 2014 and 2013.

Note 14 - Subsequent Events

On January 12, 2015, Sefton entered into a Share Purchase Agreement (“Share Purchase Agreement”) with Hawker pursuant to which Sefton agreed to sell us, and Hawker agreed to buy, 100 percent of all of our issued and outstanding shares of capital stock in exchange for consideration comprised of $1.00 in cash, 3,000,000 shares of Hawker common stock and a five-year warrant to purchase up to an additional 5,000,000 shares of Hawker common stock at an exercise price of $0.25 per share.   The transaction closed on February 3, 2015, effective February 1, 2015.

On January 1, 2015, in anticipation of Hawker’s acquisition of TEG, TEG entered into a Fifth Amendment to Forbearance Agreement (“Fifth Amendment”) among Sefton, TEG, TEGMC, Hawker and BOTW. Under or in connection with the Fifth Amendment, (i) Hawker agreed to lend TEG a further amount of not less than $350, (ii) Tapia Holdings, LLC (“Tapia Holdings”), a subsidiary of Hawker, assigned to Hawker all of Tapia Holdings’ right, title and interest in outstanding loans made by Tapia Holdings to TEG evidenced by a Subordinated Note due December 29, 2014 in the original principal amount of $1,500, (iii) Hawker agreed not to contest or otherwise oppose an order appointing a receiver for the assets of TEG at the end of the period in which BOTW has agreed to forbear in exercising its rights under the Credit Agreement (the “Forbearance Period”), (iv) Tapia Holdings assigned to Hawker all of Tapia Holdings’ right to acquire 100% of the stock of TEG from Sefton, (v) effective as of January 1, 2015, the interest rate accruing on the principal of the Loan was increased to 9% with a monthly pay rate of 5% and the remaining 4% of unpaid interest to be accrued and compounded monthly until termination of the Forbearance Period and full payment of the Loan, and the default rate was increased to 14%, (vi) Borrowers agreed that the proceeds from any sale, assignment, licensing or other transfer of real or personal property rights that serve as collateral for the Loan will be remitted directly to BOTW, and (vii) Borrowers agreed to pay at least $15 per month of outstanding property taxes, commencing with the first month in which the California Midway-Sunset First Purchase Price as published by the U.S. Energy Information Administration is greater than $60 per barrel. As and in consideration of the foregoing, under the Fifth Amendment, BOTW agreed to extend the Forbearance Period to December 31, 2015.

As a result of Hawker’s acquisition of TEG, TEG is no longer affiliated with Sefton or TEGMC and, accordingly, Sefton and TEGMC requested that BOTW release them from any further liability under the Credit Agreement as Borrowers. BOTW, Borrowers and Hawker subsequently discussed the terms on which BOTW would be willing to so release Sefton and TEGMC. On March 18, 2015, we entered into a Sixth Amendment to Forbearance Agreement (“Sixth Amendment”) among Sefton, TEG, TEGMC, Hawker and BOTW. Under the Sixth Amendment, BOTW released Sefton and TEGMC from all of their respective obligations under the Credit Agreement (other than any surviving obligations in respect of indemnification) and removed Sefton and TEGMC as Borrowers under the Credit Agreement. As and in consideration of that release, BOTW was (i) paid $400,000 by Sefton, which was applied against the amount outstanding under the Loan, (ii) delivered a Collateral Assignment of Note, executed by Sefton in favor of BOTW and acknowledged and agreed to by Hawker (“Collateral Assignment”), collaterally assigning to BOTW, to secure all obligations of Borrowers under the Credit Agreement, a Promissory Note, dated March 18, 2015 in the principal amount of $400,000, issued by Hawker in favor of Sefton (the “Hawker Note”), and (iii) delivered the original Hawker Note. In addition, under the terms of the Sixth Amendment, Sefton agreed to return to Hawker for cancellation (a) its Warrant to purchase up to an additional 5,000,000 shares of Hawker common stock for $0.25 per share (which was issued as part of Hawker’s acquisition of TEG), and (b) 1,500,000 shares of Hawker common stock.

Also on March 18, 2015, in connection with transactions contemplated by the Sixth Amendment, Hawker issued the Hawker Note. The Hawker Note bears simple interest at the rate of 6% per annum and is due on the earlier to occur of (i) March 18, 2018, or (ii) expiration of certain of BOTW’s covenants to forbear in exercising its rights under the Credit Agreement. Upon payment in full of the Loan obligations to BOTW, the Hawker Note will be returned to Hawker for cancellation.

On June 10, 2015, TEG sold an easement underlying a third-party owned cell tower on its Tapia property, and assigned the associated rental contract.  Gross proceeds were $175,000.  After deducting property tax payments and prorations, net proceeds of $157,792 were used to repay principal owed to BOTW.

Note 15 - Supplemental Oil and gas Reserve Information (Unaudited)

Results of Operations from Oil and Gas Producing Activities

The following table shows the results of operations from the Company’s oil and gas producing activities.  Results of operations from these activities are determined using historical revenues, production costs and depreciation and depletion. The results of operations from the Company’s oil and gas producing activities below exclude non-oil and gas revenues, general and administrative expenses, interest income and interest expense. Income tax expense was determined by applying the statutory rates to pre-tax operating results.

	Year Ended December 31, 2014	Year Ended December 31, 2013
Production revenues	$2,348	$4,511
Production costs	(1,691)	(2,890)
Depletion and depreciation	(279)	(363)
Income tax	(164)	(453)
Results of operations for producing activities	$214	$805

 Capitalized Costs

The following table summarizes the Company’s capitalized costs of oil and gas properties.

	December 31, 2014	December 31, 2013
Unevaluated properties not subject to amortization	$-	$-
Properties subject to amortization	16,540	16,493
Capitalized costs	16,540	16,493
Accumulated depletion	(3,481)	(3,259)
Net capitalized costs	$13,059	$13,234

Cost Incurred in Property Acquisition, Exploration and Development Activities

	Year Ended December 31, 2014	Year Ended December 31, 2013
Acquisition of properties	$-	$-
Exploration costs	$-	$-
Development costs	$47	$127

Estimated Quantities of Proved Reserves

Our ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves all of which are located in the United States are summarized below.  Proved reserves are estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those that are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in barrels of oil equivalent. Geological and engineering estimates by Reed W. Ferrill & Associates, of proved oil and gas reserves at one point in time are highly interpretive, inherently imprecise and subject to ongoing revisions that may be substantial in amount. Although every reasonable effort is made to ensure that the reserve estimates are accurate, by their nature reserve estimates are generally less precise than other estimates presented in connection with financial statement disclosures.

	Year Ended	Year Ended
	December 31,	December 31,
	2014	2013
Proved reserves (MBOE):
Beginning	$3,563	$3,511
Revisions of previous estimates	(191)	99
Production	(27)	(47)
Ending	$3,345	$3,563

Proved developed reserves for December 31, 2014 consisted of 100% oil and totalled 1,270 MBOEs. Proved developed reserves for December 31, 2013 consisted of 100% oil and totalled 1,469 MBOEs. Proved undeveloped reserves for December 31, 2014 were 2,075 MBOEs. Proved undeveloped reserves at December 31, 2013 were 2,094 MBOEs.  “MBOE” is thousands of barrels of oil equivalent.

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows from our proved reserves for the periods presented in the financial statements is summarized below.

	December 31,	December 31,
	2014	2013
Future production revenue	$308,651	$351,575
Future production costs	(83,771)	(105,689)
Future development costs	(14,349)	(15,320)
Future cash flows before income tax	210,531	230,566
Future income taxes	(29,447)	(35,019)
Future net cash flows	181,085	198,571
10% annual discount for estimating of future cash flows	(96,940)	(95,556)
Standardized measure of discounted net cash flows	$84,145	$103,015

Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table sets forth the changes in the standardized measure of discounted future net cash flows for the year ended December 31, 2014 and 2013:

	December 31,	December 31,
	2014	2013
Beginning of period	$103,015	$107,429
Revenues less production and other costs	(622)	(1,649)
Changes in price, net of production costs	(1,763)	(964)
Revisions of quantity estimates	(172)	156
Extensions and discoveries and other adjustments	-	-
Net changes in future development costs	(971)	(758)
Sale of reserves in place	(2,348)	(4,630)
Previously estimated development costs incurred	(47)	(77)
Accretion of discount	(35)	(37)
Net change in income taxes	(5,572)	(1,500)
Timing differences and other	(7,342)	5,045
End of period	$84,145	$103,015